Exhibit 99.1

News Release

AGL Resources mourns death of Sequent Energy Management President

ATLANTA – March 10, 2010 – AGL Resources (NYSE: AGL) today reported that one of its executives, Sequent Energy Management President Douglas N. Schantz, was found deceased yesterday after apparently falling accidentally into the Mississippi River in New Orleans.

“Our hearts are heavy. Doug was a dear friend to all who knew him and a beloved leader of Sequent employees. He will be deeply missed,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources.

“We are extremely grateful for the extraordinary efforts that the New Orleans Police Department brought to bear in the search for Doug. We also are very appreciative of the efforts of the state and federal agencies that assisted with the search including the Federal Bureau of Investigation, U.S. Marshals Office, U.S. Coast Guard and Port of New Orleans Harbor Police,” Somerhalder said.

“We give our heartfelt thanks to the many volunteers who also played an invaluable role in the search for Doug. Texas EquuSearch did a remarkable job in assisting us and the law enforcement agencies. We’re also very grateful for the many other volunteers involved in the search including the citizens and businesses of the city of New Orleans, Louisiana Search and Rescue as well as our friends at Tulane University and Entergy. Our thanks also go out to the staff of the Royal Sonesta Hotel who provided us hospitality and a convenient headquarters from which to operate,” Somerhalder said.

Peter Tumminello, executive vice president at Sequent, is serving as acting president of the Houston-based business. Tumminello was named executive vice president of business development and support for Sequent Energy Management in February 2007. He joined the executive management team of Sequent Energy Management in August 2003 as vice president of asset management and origination.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

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Media Contact:
Alan Chapple
Office:  404-584-4095
Cell:     404-783-3011
achapple@aglresources.com

Financial Contact:
Steve Cave
Vice President - Finance
Office:  404-584-3801
Cell:404-333-4721
scave@aglresources.com